Exhibit 99.1

                                                                 NEWS

                                                                                     Contact:

                                                                                                                                     Audra Capas
                                                                                                                                                                                 Vice President, Communications
                                                                                                                                                                         (240) 620-6757
                                                                     acapas@costar.com

CoStar Group Announces Transition in CFO Position

 Vice President Brian J. Radecki, 10-Year CoStar Veteran, to Assume CFO Post

BETHESDA, MD – June 5, 2007 – CoStar Group, Inc. (Nasdaq: CSGP), the number one provider of information services to the commercial real estate industry, announced today that Brian J. Radecki, vice president, will succeed Frank A. Carchedi as chief financial officer of the company.  Mr. Carchedi announced that he plans to leave CoStar for personal reasons by the end of the year.

Mr. Carchedi stated, “Working with CoStar and Andy Florance for the past 10 years has been the highlight of my nearly 30-year career.  I am proud of what we have already accomplished and continue to believe that enormous opportunity lies ahead for CoStar.  After achieving an effective transition of the CFO role, I plan to spend some time with my family and then pursue new opportunities.”

“Moreover, I am pleased to be able to transition the role of CFO to Brian, an executive who has worked side-by-side with me for nearly 10 years and someone in whom I have complete confidence,” Carchedi added.

Andrew C. Florance, CoStar’s president and chief executive officer, said, “Frank has been an outstanding business partner over the past 10 years as we have taken the company through numerous successful phases of growth.  We will miss his contributions and wish him the best for the future.  I look forward to working more closely with Brian, who I believe is one of CoStar’s most capable executives. Brian has a long and successful history on the finance and accounting team and, more recently, has had a major role in operations, giving him a unique perspective on the business moving forward.”

The company reiterated its revenue growth and earnings guidance for the second quarter and 2007, as reported in its first quarter earnings release and discussed in a conference call on April 26, 2007.

Mr. Radecki has most recently been vice president of research operations, responsible for assisting in the leadership of the company’s largest operating area. Since joining CoStar in 1997, Radecki, who was previously director of accounting and finance, has overseen or played a major role in every aspect of the company's accounting and finance functions in the U.S. and U.K. – from internal audit, tax and budgeting to SEC reporting and Sarbanes-Oxley compliance. He was an integral member of CoStar's IPO team in 1998 and led the subsequent creation of an internal audit group, ensuring the integrity of all financial reporting and internal controls for the newly public company. Radecki also played a key role in CoStar's follow-on public offering in 1999 that helped fund the company's global research expansion.

Abroad and at home, Radecki has also been a key member of CoStar's mergers and acquisitions team throughout the purchase, integration and operation of U.S. firms such as Comps, Inc. in 2000 and two U.K. companies, FOCUS in 2003 and the Scottish Property Network the following year. Radecki served as chief financial officer for a Comps subsidiary and turned it around from losing millions of dollars a month to profitability in less than a year.

Before joining CoStar, Radecki was the accounting manager at Axent Technologies, Inc. a publicly held international security software company.  Prior to Axent, Radecki worked at Azerty, Inc. and the public accounting firm, Lumsden & McCormick, LLP, in Buffalo, NY.

Radecki received a B.S. in business administration and a dual degree in both accounting and finance from the State University of New York at Buffalo.

About CoStar Group, Inc.

CoStar Group, Inc. (Nasdaq: CSGP) is the number one provider of information services to commercial real estate professionals in the United States as well as the United Kingdom.  CoStar's suite of services offers approximately 75,000 customers access via the Internet to the most comprehensive database of commercial real estate information in 121 metro Core Based Statistical Areas throughout the U.S. as well as in the United Kingdom and France.   Headquartered in Bethesda, MD, the company has approximately 1,300 employees, including the largest professional research organization in the industry.  For more information, visit www.costar.com.

This news release includes "forward-looking statements" including, without limitation, statements regarding CoStar’s expectations, beliefs, intentions or strategies regarding the future. These statements are subject to many risks and uncertainties that could cause actual results to differ materially from these statements. More information about potential factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those stated in CoStar's filings from time to time with the Securities and Exchange Commission, including CoStar’s Form 10-K for the year ended December 31, 2006, under the heading “Risk Factors” and CoStar’s Form 10-Q for the quarter ended March 31, 2007, under the heading “Risk Factors.”  In addition to these statements, there can be no assurance that the Company will successfully achieve the revenue growth and earnings guidance for the second quarter and 2007 as reported in its first quarter earnings release and discussed in the conference call held on April 26, 2007. All forward-looking statements are based on information available to CoStar on the date hereof, and CoStar assumes no obligation to update such statements.